Exhibit 10.12

                           INTERNATIONAL DISTRIBUTION
                                    AGREEMENT


                                     between



                             CIRALIGHT GLOBAL, INC.



                                       and



                             ZEEV SHIMON & SONS, LTD



                                                         DATED: January 15, 2010



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                                TABLE OF CONTENTS

Article 1 - Appointment of Distributor........................................2

Article 2 - Products..........................................................3

Article 3 - Territory.........................................................3

Article 4 - Prices and Payment Terms..........................................3

Article 5 - Security Interest.................................................5

Article 6 - Duties of Distributor.............................................5

Article 7 - Duties of Corporation.............................................7

Article 8 - Minimum Purchases.................................................9

Article 9 - Exclusivity......................................................10

Article 10 - Warranty........................................................11

Article 11 - Term and Termination............................................12

Article 12 - Manufacturing...................................................15

Article 13 - Distributor Fee.................................................15

Article 14 - Confidentiality.................................................15

Article 15 - Trademarks......................................................16

Article 16 - Indemnification.................................................17

Article 17 - Insurance.......................................................19

Article 18 - Force Majeure...................................................19

Article 19 - General Provisions..............................................20

Exhibit A - Products & Trademarks

Exhibit B - Company Price List

Exhibit C - Warranty

Exhibit D - Letter of Appointment

Exhibit E - Exclusions
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                         [CIRALIGHT GLOBAL, INC. LOGO]


                             DISTRIBUTION AGREEMENT
                              (EXCLUSIVE TERRITORY)

THIS AGREEMENT made as of January 15, 2010 (the "EFFECTIVE DATE")

BETWEEN:

          CIRALIGHT GLOBAL, INC., a corporation incorporated under the laws of Nevada with its principal place of business at 2603 Main Street, Suite 1150, Irvine, California 92614

          CIRALIGHT GLOBAL,

                                     - and -

          ZEEV SHIMON & SONS, LTD., a company organized under the laws of Israel
          with  its  principal   place  of  business  at  10   Hamefalsim   St.,
          Kiryat-Arie, Petah-Tikva 49001 Israel

          (the "Distributor").

WHEREAS:

(A) The Corporation produces and sells Daylighting products, as more fully described in Article 2.1 below (the "Products") bearing the trademarks listed on Exhibit "A" hereto;

(B) The Distributor desires to obtain the sole and exclusive right to promote, distribute, sell, service and install the Products in the Territory (as hereinafter defined) subject to such limitations as are set forth herein (if any);

(C) The Distributor has assured the Corporation that it possesses the necessary technical and commercial competence and the ability to structure the organization necessary to ensure efficient performance of its contractual obligations hereunder and this agreement is entered into in substantial reliance on the Distributor's representation of that competence;
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(D)       The  Corporation is willing to sell the Products to the Distributor to
          market,  promote,   distribute,  sell,  service  and  install  in  the
          Territory (as hereinafter defined) under the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                      Article 1 -APPOINTMENT OF DISTRIBUTOR

1.1 APPOINTMENT. Subject to the terms and conditions of this Agreement, the Corporation grants to Distributor the sole and exclusive right to promote, market, distribute, sell, service and install the Products in the Territory. The Distributor hereby accepts such sole and exclusive appointment and agrees to use its best efforts in the performance of its contractual obligations and privileges during the term of this Agreement and in the Territory, in accordance with the terms and conditions of this Agreement.

1.2 LICENSE. Subject to the provisions of Article 15 hereof, the Corporation hereby grants to Distributor the non-exclusive right and license to use in the Territory, only for so long as this Agreement is in force, the trademarks set forth on Exhibit A hereto, as it may be amended from time to time (the "Trademarks") for the sole purpose of promoting and selling the Products in the Territory, and for no other purpose.

1.3 DISCONTINUATIONS; NEW PRODUCTS. Nothing in this Article 1 or elsewhere in this Agreement shall preclude the Corporation from discontinuing the sale of any Product which the Corporation reasonably concludes is no longer profitable or otherwise feasible for the Corporation to sell, provided the Corporation gives the Distributor at least ninety
          (90) prior written notice of such discontinuation. If the Corporation shall desire to market and sell any additional natural lighting and related products (as opposed to traditional electric lighting products) in the Territory, the Corporation shall so advise the Distributor in writing, and the Distributor shall have thirty (30) days from the date of such notice to determine whether it wishes to have such new product, added to Exhibit "A" as a Product. If the Distributor so declines, the Corporation may distribute the new product itself or through another distributor or commission agent in the Territory, without affecting the exclusivity of the rights granted in this Agreement with respect to the Products covered at that time by this Agreement.

1.4 Limitations. The Distributor shall buy and sell the Products in its own name and for its own account. Each party is an independent contractor, and not an employee, agent, joint venturer or partner of the other.. Each party and its employees shall identify themselves as such, and shall make clear the limitations of their authority to any

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          potential or actual  customers of the Products.  Neither party may, in any manner, accept any obligation, incur any liability, promise any performance or pledge any credit on behalf of, or for the account of, the other except those expressly permitted under this Agreement. Each party shall pay any and all expenses and charges relating to their performance of contractual obligations hereunder.

                              Article 2 - PRODUCTS

2.1 PRODUCTS. The Products covered by this Agreement shall include Ciralight Daylighting products manufactured by the Corporation, as more specifically set forth on Exhibit "A" attached hereto, as it may be amended from time to time in accordance with the terms of this Agreement.

2.2 The Corporation represents and warrants that Exhibit "A" covers all the lighting systems which allow for the passage of sunlight via roof and ceiling fixtures into non-residential interior spaces, which are currently manufactured and/or dealt with by the Corporation. In the event that the Corporation shall commence to manufacture or otherwise deal with any new lighting products, same shall be offered to the Distributor for sale in the Territory; If accepted by the Distributor same shall be added to Exhibit "A" and be part of the Products covered by this Agreement. If not so accepted the provisions of paragraph 1.3 above shall apply.

                              Article 3 - TERRITORY

3.1 TERRITORY. The territory covered by this Agreement shall be the territory of Israel including Gaza Strip, the Golan Heights, the West Bank and any territory controlled by the Palestinian Authorities (the "Territory").

                      Article 4 - PRICES AND PAYMENT TERMS

4.1 The selling price to the Distributor for the Products will be the Corporation's list price for International Distributors in effect at the time of the Distributor's order. The Distributor shall submit purchase orders for the Products to the Corporation in writing, which purchase orders shall set forth, at a minimum: identification of the Products ordered, quantity and requested delivery dates. Unless stated otherwise, prices, shipments and risk of loss are FOB port of Los Angeles (as such term is defined in Incoterms 2000). Title and risk of loss pass to Distributor in accordance with the definition of FOB in Incoterms 2000. The current list prices to be charged to Distributor for Products (and the components set forth in Article 6.2 below) are

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          set forth in Exhibit "B" attached hereto. Corporation shall not charge
          Distributor for Products a price that is higher than the lowest price charged by Corporation for such Products to other international distributors.

4.2 Any increase in prices shall be effected by giving Distributor at least ninety (90) days prior written notice. Any increase in prices shall not affect any orders placed by Distributor prior to the expiration of said period of ninety (90) days. Corporation shall not increase prices more than once during each period of 6 (six) months commencing initially on 1 January 2010. Increase in prices shall be predicated primarily upon an increase in the costs of the components and raw materials used in the production of the Products and in proportion to the increase in the prices of such components and raw materials

4.3 All payments due to Corporation hereunder (including interest) shall be made in US Dollars. Payment pertaining to any and all orders placed by Distributor according to this Agreement will be executed by Distributor through wire transfer to Corporation's bank account, the details of which will be communicated by Corporation to Distributor from time to time, in 2 installments as follows:

          a) Distributor will effect payment of 50% of the purchase price of any order no later than five (5) days of the date in which Corporation has accepted in writing such order and prior to the shipment of any order.

          b) Distributor will effect payment of 50% of the purchase price of any order no later than forty (40) days of the date in which the order has been accepted by Distributor's Frieght Forwarder.

4.4 In the event of any delay in payment of any amounts due to the Corporation hereunder, the Corporation shall have the right to suspend deliveries and may, at its option, terminate the order and hold the Distributor liable for damages, provided that any such delay has not been remedied by the Distributor within a period of 14 days following receipt of a written notice from the Corporation advising the Distributor of the relevant delay and requiring payment. In the event that the Corporation does not receive any payment when due, the Distributor shall pay to the Corporation, on any delay in excess of 7 days, as a late charge and not as a penalty, interest on the unpaid balance from the due date until payment is actually received by the Corporation, at the varying prime (sometimes called base) announced by the Corporation's banker. The Corporation's right to such interest shall be in addition to and not in lieu of all other rights and remedies arising by reason of such non-payment. Any payment received by the Corporation may be applied by the Corporation first to any outstanding interest due and then to any outstanding balance owed by the Distributor to the Corporation, as the Corporation in its sole discretion shall determine. The Distributor shall make all payments in accordance with the terms of this Agreement notwithstanding any claim for any alleged fault, defect or irregularity in the Products.

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                          Article 5 - SECURITY INTEREST

5.1 SECURITY INTEREST. The Corporation shall retain title to the Products and shall have a security interest in the Products sold to the Distributor and all accounts receivable arising from the sale of such Products, including their respective proceeds (for purposes hereof, the "Collateral") until paid in full. The Distributor, upon the Corporation's request, shall give, execute, file and/or record any notice, financing statement, continuation statement, instrument or document which the Corporation shall consider necessary to create, preserve, continue, effect or validate the security interest in the Collateral granted hereunder or to enable the Corporation to exercise or enforce its rights hereunder. The Distributor hereby authorizes the Corporation to file any financing statements, continuation statements or other documents in any jurisdiction at any time it deems necessary to protect and maintain the Corporation's interest in the Collateral, with or without the Distributor's signature, and the Distributor hereby specifically authorizes the Corporation as the Distributor's attorney-in-fact to execute and file such statements on the Distributor's behalf. In the event the Distributor intends to utilize other warehouse facilities, change its business address or in any other way to transfer the storage of the Products, or any records relating to such Products, including accounts receivable, to any location other than the address set forth above, the Distributor shall notify the Corporation in writing at least thirty (30) days prior to such change or transfer.

                        Article 6 - DUTIES OF DISTRIBUTOR

6.1 The Distributor, at its own cost and expense, shall use all reasonable commercial efforts to develop and promote the sale of the entire line of the Products in the Territory. This covenant to use all reasonable commercial efforts shall include without limitation the following obligations:

          (a) SALES ORGANIZATION. Distributor shall establish and maintain a sales organization of personnel who are fully trained and knowledgeable about the Products.

          (b) INVENTORY. The Distributor shall in regular consultation with the Corporation, maintain an adequate selection and stock of the Products as is necessary to fulfill customers' demands and to guarantee requests for replacement under warranty, as set forth in Article 10 of this Agreement, as determined by the Distributor based upon its prior business operations and experience and upon the fixed delivery times. Furthermore, Distributor shall maintain sufficient excess inventory of parts within its inventory to assure prompt replacement for Products under warranty. Subject to the provisions of Article 10, Warranty, of this Agreement, and

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               the terms of the actual Warranty, Corporation shall replace, free of charge, inventory parts used to satisfy warranty issues within 30 days after Distributor replaces said problem part provided that Distributor shall promptly return the problem part as a condition thereof.

          (c) MONTHLY REPORTS. Distributor shall deliver to the Corporation within one month after the expiration of each calendar quarter a written report in regard to operations of the Distributor for the preceding calendarquarter.

          (d) ADVERTISING AND PROMOTION. The Distributor agrees to conduct, at its own expense, reasonable advertising and public relations campaigns for Products and to attend trade shows and maintain website awareness for Products and include Products in catalogues and institutional advertising undertaken by Distributor. Distributor agrees to consult with and cooperate with Corporation in developing and implementing effective ways to market the Products. Distributor will have the option to purchase pre-printed promotional materials prepared and printed by the Corporation or to create and print Distributor's own promotional material using approved product images, text, slogans, logos, videos and other promotional items in an approved manner. New advertising and promotional materials created by Distributor shall be submitted to the Corporation for its written approval prior to the use of any such material, provided that failure of the Corporation to reply to any request for its approval within a period of 7 days after receipt of the request shall be deemed as an approval for the relevant promotional material.

          (e) LICENSES AND PERMITS. The Distributor agrees that it shall obtain any and all licenses and permits which may be required under all applicable law in order to perform the duties and obligations hereunder.

6.2 Unless otherwise agreed in writing, Distributor shall purchase all components related to the installation and operation of the Products from Corporation and shall use only official and approved parts for the Products. This shall include without limitation the domes, mirrors, lenses, frames, mid-trays and sun tracking controllers. Notwithstanding the foregoing, it is agreed that Distributor shall be allowed to purchase lightwells security bars, light shades and curbs from third party sources provided that these parts comply with and follow all the specifications provided by the Corporation and samples thereof are submitted to Corporation for its written approval, not to be unreasonably withheld or delayed.

6.3 Distributor shall install the Products in accordance with the Corporation's official installation manual and instructions furnished to the Distributor by the Corporation. Installations performed by unauthorized/uncertified personnel, not installed in accordance with the official installation manual and instructions, or otherwise improperly installed, may result in voiding all or a portion of the Corporation's warranty for such Product.

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6.4       Distributor  agrees to observe high  standards of ethical  conduct and honestly represent the capabilities of the Products. Distributor undertakes to comply with the rules of fair competition and all other applicable laws and regulations prevailing in the Territory.

6.5 Distributor is authorized to appoint resellers referred to as Dealers and Sales Reps within the Territory under this Agreement. Dealers have no rights or recourse to the Corporation. The Corporation requires that Distributor provide pertinent information such as: Name, address, and contact information of appointed Dealers and Sales Reps. The Corporation agrees that information provided by Distributor shall be used for record keeping purposes only and held confidential. for the term so long as this agreement remains in effect and Distributor is not otherwise in material breach hereof..

6.6 Distributor shall not utilize dealers or third party sales reps. All sales people shall be employees of Distributor.

6.7 Except as expressly provided by this Agreement, any and all expenses and /or charges connected with the fulfillment of the Distributor's obligations and activity pertaining to this Agreement shall be exclusively borne by the Distributor.

6.8 The Corporation's representatives may, upon prior written notification and coordination with the Distributor, visit the Distributor's offices at any reasonable time during normal business hours, in order to assist in the improvement of the sales and marketing of the Products.

6.9 The Distributor agrees to provide the Corporation with regular information as is necessary to keep the Corporation up to date regarding sales of the Products, market trends, and the products and advertising of competitors, to the extent same is available to the Distributor. Upon the Corporation's request and at the Corporation's expense, the Distributor shall furnish the Corporation with brochures, advertising, illustrations and samples of competitors' products.

                        Article 7 - DUTIES OF CORPORATION

During the term of this Agreement, the Corporation shall provide Distributor with the following:

7.1 Provide Distributor with branding and marketing material in English, including artwork, logos, photos, written copy, product specifications and other materials that can be used by Distributor to create materials necessary to promote the Products.

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7.2       Assist Distributor with sales and installation  training.  Corporation will provide Distributor with the most current installation materials and updated Product information on a timely basis.

7.3 Provide Distributor with a listing as a Distributor for the Territory on the Corporation's website.

7.4       Provide  Distributor  with  ongoing  communications  regarding  market
          intelligence  and  other  relevant   information   pertaining  to  the
          Corporation's Products.

7.5 Provide a warranty for the Products in accordance with Article 10 herein. Corporation shall provide Distributor with 90 days advance notice of any changes in the warranty terms and conditions offered by the Corporation with respect to the Products, provided that such change applies to all such Products sold by the Corporation and/or any dealers and distributors of the Corporation. In the event Corporation changes the warranty, as aforesaid, Distributor shall have 45 days from said notice to determine whether to continue this agreement or at its option may elect to discontinue this agreement upon 45 days notice to Corporation. In the event the warranty provisions are changed, the changes shall only apply to future purchases made after the effective date of the change, and shall not be retroactive to prior purchases.

7.6 Corporation shall at all times have the right to contact purchasers of the Products wherever located to determine their satisfaction with the Products, the service and to make repairs to the Products as required pursuant to applicable warranty terms. And to exercise its lien and security interest in effect with respect to any Product sold but unpaid for. Distributor shall maintain and provide contact information for purchasers as requested by Corporation and in accordance with policies set by corporation.

7.7 Corporation shall, in its sole discretion, as it deems necessary and appropriate, defend its patents and rights against infringements and violations within Distributor's territory.

7.8 Maintain sufficient Inventory of product and parts and/or capacity to timely fulfill Distributor's orders which it has received and confirmed and for which Distributor has paid and Corporation has accepted payment of any amount required on account. Subject to the terms and conditions of this Agreement, Corporation undertakes to accept, confirm and fulfill all Products- related orders placed by Distributor ("Distributor Purchase Orders") during any period during the term of this Agreement commencing on the Effective Date of this Agreement.

7.9 Lead time for the shipment of Distributor Purchase Orders shall be 15 days from the date of placement by Distributor of the Distributor Purchase Order and acceptance thereof by the Corporation. Corporation shall submit to Distributor a written Sales Order as acknowledgment

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          and written  acceptance of each Distributor  Purchase Order within two
          (2) business days of the receipt by  Corporation of the relevant order
          and  after  first   establishing  a  delivery  schedule  therefor  and
          Distributor shall countersign each sales order to confirm acceptance of the terms of the sale and delivery schedule once agreed upon..

7.10 Unless stated otherwise, prices, shipments and risk of loss for any product purchased by Distributor from Corporation are FOB port of Los Angeles . Subject to the conditions of Article 5, risk of loss pass to Distributor in accordance with the definition of Ex Works in Incoterms 2000.

                          Article 8 - MINIMUM PURCHASES

8.1 The minimum purchases orders to be placed by Distributor during each calendar year period during the term of this Agreement, commencing with the 2011 year, are as follows:

          (a)  During the year of 2011 - purchase  orders for two hundred  fifty
               (250) controllers of the Suntracker units.

          (b)  During the year of 2012 - purchase orders for Three hundred fifty
               (350) controllers of the Suntracker units.

          (c) During any calendar year thereafter, the minimum number of purchase orders shall increase by five (5) percent per each calendar year.

8.2 Either party shall be entitled to terminate this Agreement as provided in Article 11 in the event that the quantity of Products ordered from Corporation by Distributor in Territory has not reached the target as set forth above (subject to the provisions of Article 8.3 below), during each period, provided that any such termination shall be effected by a written notice of sixty (60) days, to be delivered to the other party, within thirty (30) days after the expiration of the relevant calendar year, as aforesaid.

8.3 It is further agreed and understood that any orders for Products from the Corporation, in excess of the relevant minimum purchase quantities set forth above, shall be carried over to the following period/s and shall be taken into account for the purpose of computing the relevant minimum purchase quantities ordered from the Corporation during any such subsequent period/s. Any quantity which is carried over to a subsequent period, as aforesaid, shall be also taken into account in calculating orders of Products in excess of the minimum purchase quantities during such period, for the purposes of this Sub-Article but such amount may only be carried forward for one subsequent period and not more.

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8.4       For the sake of  clarity,  in the event of failure of  Distributor  to comply with the minimum purchase quantities set forth above resulting from any act, omission or breach of this Agreement by Corporation, Corporation shall not be entitled to terminate this Agreement.

8.5 For the sake of clarity, it is agreed and understood that the Corporation shall not be entitled to any damages and/or compensation whatsoever, in the event that the Distributor fails to purchase the minimum purchase quantities pursuant to the terms of this Article 8 and that the only remedy available to the Corporation with respect to any such failure is the right to terminate this Agreement in accordance with the terms set forth herein.

                             Article 9 - EXCLUSIVITY

9.1 During the term of this Agreement, the Distributor shall not, directly or indirectly (by equity or management participation, beneficial ownership, rendering of advice or consultation, contractual arrangement or otherwise), solicit orders for, sell, distribute or otherwise deal in, any products based on technology which is competitive with the technology incorporated in the Products. For the sake of clarity, only lighting products which incorporate a technology competitive with the technology incorporated in the Products shall be deemed competitive. Corporation agrees that passive skylights shall not presently be considered as competitive products, but in the event Corporation introduces new skylight products, whether passive or active, which are added to the Products to be carried by Distributor, then this provision shall apply to all such products carried by Distributor, whether they be active or passive.

9.2 Corporation undertakes, not to, directly or indirectly, appoint any other party as distributor and/or sub-distributor, including distributors in additional territories, and/or agent and/or dealer and/or sales representative and/or licensee for the marketing, distribution or sale of Products in Territory, nor shall it sell or distribute any Product in Territory or to any customer located in Territory, other than a House Customer (as defined below) or through Distributor, nor shall it sell or transfer any Products to any person and/or entity outside Territory for use or resale within Territory, except with the prior written consent of Distributor.

9.3 Corporation undertakes, not to, directly or indirectly, engage in the sale of products similar or competitive to Products in Territory.

9.4 Provided that Corporation shall have received notice thereof, and been given an reasonable opportunity to effect a cure, then in the event that any dealer or distributor of Corporation from outside the Territory is involved in the marketing, sale or distribution, directly or indirectly, of the Products within Territory, Corporation, upon the second such occurrence shall forthwith revoke such dealer's or

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          distributor's  appointment in the relevant  territory.  If Corporation shall fail to comply with the aforesaid, it shall bear the sole responsibility for the compensation of any and all losses caused, directly or indirectly, to Distributor as a result of such marketing, distribution or sale of Products in Territory. The aforesaid shall not apply to any sporadic sales of Products in the Territory by third parties that purchased same from said dealers or distributors, provided that the relevant dealer or distributor did not know and should not reasonably be expected to know that such Products are purchased from it with the intention of reselling same within the Territory. Without derogating from the aforesaid, any sales of Products within the Territory by any such dealer or distributor shall be deemed as a sale by the Distributor solely for the purpose of computing the minimum purchase orders placed by the Distributor for the purposes of this Agreement. The foregoing shall not apply to House Customers.

9.5 Corporation undertakes to promptly advise Distributor, in writing, of and refer to Distributor every inquiry, leads, prospects and related information, which are directed to Corporation or which Corporation receives regarding potential purchasers of any Product within Territory and refer all such potential purchasers to Distributor with the exception of House Customers, if applicable.

9.6 EXCLUSIONS. Notwithstanding anything in this Agreement, Corporation may sell Products to certain House Customers, which are listed in Exhibit C, and which shall be excluded from this Agreement. House Customer shall mean a subsidiary, franchisee or company owned facility in the Territory of a multinational company that operates in at least 8 countries outside the Territory. The Corporation may from time to time add House Customers to the said Exhibit C subject to Distributor's prior written consent which shall not be unreasonably withheld. The Distributor shall not be responsible with respect to any sales or servicing of Products by the Corporation to any such House Customers.

                              Article 10- WARRANTY

10.2 THE CORPORATION WARRANTS TO THE DISTRIBUTOR EACH PRODUCT SOLD BY IT TO BE FREE FROM DEFECTS IN , MATERIAL AND WORKMANSHIP, WHEN PROPERLY INSTALLED AND MAINTAINED UNDER NORMAL USE AS MORE SPECIFICALLY PROVIDED IN THE WARRANTY, A COPY OF WHICH IS ATTACHED AS EXHIBIT "C." CORPORATION SHALL NOT BE LIABLE UNDER WARRANTY IF THE PROBLEM IS CAUSED BY IMPROPER INSTALLATION

10.3 PRODUCTS WHICH DO NOT CONFORM TO THEIR DESCRIPTION OR WHICH ARE DEFECTIVE IN MATERIAL OR WORKMANSHIP WILL, BY THE CORPORATION'S

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          DECISION,  BE REPLACED OR REPAIRED,  OR, AT THE CORPORATION'S  OPTION,
          CREDIT FOR THE ORIGINAL PURCHASE PRICE MAY BE ALLOWED PROVIDED THAT DISTRIBUTOR NOTIFIES THE CORPORATION IN WRITING OF SUCH DEFECT WITHIN THIRTY (30) DAYS OF DISCOVERY AND DISTRIBUTOR RETURNS SUCH PRODUCTS IN ACCORDANCE WITH THE CORPORATION'S INSTRUCTIONS. NO PRODUCTS MAY BE RETURNED BY THE DISTRIBUTOR WITHOUT THE CORPORATION'S PRIOR WRITTEN AUTHORIZATION.

10.4 THIS WARRANTY DOES NOT APPLY TO ANY PRODUCT WHICH HAS BEEN SUBJECTED TO MISUSE, ABUSE, NEGLIGENCE OR ACCIDENT BY THE DISTRIBUTOR OR THIRD PARTIES. THE WARRANTY SHALL BE VOID IF THE SEAL OF THE GPS CONTROLLER UNIT IS BROKEN.

10.5 EXCEPT AS SET FORTH ABOVE AND WITHOUT DEROGATING FROM THE PROVISIONS OF ARTICLE 16 BELOW (INDEMNIFICATION), THE CORPORATION MAKES NO OTHER WARRANTY OR REPRESENTATION OF ANY KIND WITH RESPECT TO THE PRODUCTS, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THAT OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE. FAILURE TO MAKE ANY CLAIM IN WRITING, OR WITHIN THE WARRANTY PERIOD SET FORTH IN EXHIBIT C , SHALL CONSTITUTE AN IRREVOCABLE ACCEPTANCE OF THE PRODUCTS AND AN ADMISSION BY THE DISTRIBUTOR THAT THE PRODUCTS FULLY COMPLY WITH ALL TERMS, CONDITIONS AND SPECIFICATIONS OF DISTRIBUTOR'S PURCHASE ORDER. WITHOUT DEROGATING FROM THE PROVISIONS OF ARTICLE 16 BELOW (INDEMNIFICATION), THE CORPORATION SHALL NOT BE LIABLE UNDER THIS WARRANTY FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, UNDER ANY CIRCUMSTANCES, INCLUDING, BUT NOT LIMITED TO, DAMAGE OR LOSS RESULTING FROM INABILITY TO USE THE PRODUCTS, INCREASED OPERATING COSTS OR LOSS OF SALES, OR ANY OTHER DAMAGES. TO MAKE A CLAIM UNDER THIS WARRANTY, DISTRIBUTOR MUST NOTIFY THE CORPORATION IN WRITING WITHIN THE WARRANTY PERIOD.

10.6 THE FOREGOING CONSTITUTES THE DISTRIBUTOR'S SOLE AND EXCLUSIVE REMEDY AND THE CORPORATION'S SOLE OBLIGATION WITH RESPECT TO PRODUCTS FURNISHED HEREUNDER.

                        Article 11 - TERM AND TERMINATION

11.1 The duration of this Agreement shall be for a period of from the Effective Date. Thereafter, this Agreement shall be automatically

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          renewed, at the same terms and conditions, for additional,  successive periods of one (1) year each, unless terminated by either party in accordance with the provisions of Article 11.2 - 11.34 below.

11.2 This Agreement may be terminated at any time by the Corporation immediately upon written notice to the Distributor in the event that after the date hereof:

          (a)  Distributor  breaches its covenants of  exclusivity  set forth in
               Article 9 hereof;

          (b) The Distributor fails to comply with the applicable laws and regulations in the Territory, pursuant to section 6.7 above, and such failure has or may have a material adverse affect on the distribution and sale of the Products pursuant to this Agreement;

          (c)  The   Distributor   fails  to  achieve   the   minimum   purchase
               requirements set forth in Article 8 hereof (and subject to the terms of said Article);

          (d) The Distributor fails to comply with the price and payment term provisions set forth in Article 4 hereof, unless such failure has been remedied by the Distributor within a period of 14 days following receipt of a written notice from the Corporation; or

11.3 Anything in section 11.1 or 11.2 above to the contrary notwithstanding, in the event that the Corporation breaches any of its delivery obligations herein contained, the Distributor shall be entitled to forthwith terminate the relevant order/s and any other outstanding order/s or this Agreement as a whole.

11.4 Anything in section 11.1 or 11.2 above to the contrary notwithstanding, this Agreement may also be terminated at any time by either party immediately upon written notice to the other party in the event that after the date hereof:

          (a) Either party shall suspend or discontinue its business, or shall make an assignment for the benefit of, or composition with, creditors, or shall become insolvent or be unable or generally fail to pay its debts when due, or either becomes in any jurisdiction a party or subject to (voluntarily or involuntarily) any liquidation or dissolution action or proceeding with respect to itself, or to any bankruptcy, , insolvency or other proceeding for the relief of financially distressed debtors is commenced with respect to it, or a receiver, liquidator, custodian or trustee shall be appointed for it, or a substantial part of its assets (and with respect to any involuntary action or proceeding, an order entered in the proceeding is not dismissed within thirty
               (30) days) or it shall take any action to effect or which indicates its acquiescence in any of the foregoing;

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          (b)  A change in control of Distributor  takes place. For the purposes of this agreement, "control" shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interest, by contract or otherwise);

          (c) The other party attempts to assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party; or

          (d) The other party materially breaches any provision of this Agreement and fails to cure such default within thirty (30) days of receipt of written notice thereof, with the exception of the reasons for default set forth in 11.2 above, the occurrence of which give the Corporation the right of immediate termination.

11.5 PROCEDURE UPON TERMINATION. Upon termination of this Agreement by the Corporation in accordance with the terms hereof, the Corporation is entitled to restrict or cease deliveries of the Products to the Distributor, including deliveries on orders already received at the time of the notice of termination. Also upon termination of this Agreement, the Distributor shall cease to have any rights, liabilities or obligations hereunder, with the exception of the Distributor's obligations under Article 10 and Article 15, which obligations shall survive termination and with the exception of the Distributor's rights under Articles 14 and Article 16, which shall survive termination. Notwithstanding the foregoing, except in the event of termination by the Corporation pursuant to Section 11.4(a) above, the Corporation is required to make the Products available to the Distributor in such quantities so as to enable the Distributor to maintain the Distributor's own delivery commitments existing before the effective date of termination, subject to proof being given by the Distributor to the Corporation that it was under unconditional contractual obligations at the time it received notice of termination to make deliveries which it can not fulfill from its inventory. After any notice of termination is given, the Corporation may modify the terms of payment for any subsequent shipment.

11.6 EFFECT OF TERMINATION. Upon termination or expiration of this Agreement, all of the Distributor's rights with respect to the Trade-marks shall immediately cease, provided, however, that the Distributor may utilize the Trademarks to sell any Products remaining in inventory or otherwise delivered after the said expiration or termination for a period of six (6) months from the date of termination.

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                           Article 12 - MANUFACTURING

12.1 Distributor shall not manufacture or produce Products covered by this Agreement unless otherwise agreed in writing. Notwithstanding the aforesaid, Distributor shall be entitled to manufacture the
          "LIGHTWELL" and "CURBS" that are auxiliary to the SUNTRACKER of the Products. For the sake of clarity, said "LIGHTWELL" and "CURBS" as well as security bars and lightshades, may be acquired from third party sources provided that these parts comply with and follow all the specifications provided by the Corporation and samples thereof are submitted to the Corporation for its written approval which shall not be unreasonably withheld or delayed. Nothing in this Agreement shall preclude the Corporation from contracting with manufacturers in the Territory to supply components to Distributor or to other Territories.

                           Article 13- DISTRIBUTOR FEE

13.1 In consideration for being granted the exclusive right as the Distributor for the Territory, Distributor shall pay to Corporation a Distributor Fee in the amount of $10,000.00 payable $5,000 upon execution of the Agreement and $5,000 at the start of the sixth month following the Effective Date. One-half of the entire amount of the above Distribution Fee shall be set off and deducted at the rate of $100 per unit from the amounts payable to the Corporation by the Distributor for the purchase of Products pursuant to the terms of this Agreement

                          Article 14 - CONFIDENTIALITY

14.1 CONFIDENTIAL INFORMATION. During the term hereof and thereafter, each party agrees to keep secret all Confidential Information of the other and to take all steps and institute any internal secrecy procedures which may be necessary to maintain the secrecy of the Confidential Information of the other and further agrees that it shall not use the Confidential Information except in connection with the performance of its obligations under this Agreement. Upon termination of this Agreement, each party shall immediately cease to use the Confidential Information of the other and shall return to the other all documents and copies in its possession or control which in any way embody or evidence the Confidential Information. As used herein, the term "Confidential Information" shall mean all information disclosed to a party or otherwise acquired by a party in connection with the other party Agreement, concerning or relating in any way to the markets, customers, Products, procedures, plans, operating experience, marketing strategies, organization, employees, financial conditions or plans or business of the other party, its subsidiaries or Affiliates, provided that same is marked as "Confidential" at the time of

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          disclosure  or should  otherwise  reasonably  ought to be  treated  as confidential given its nature and the circumstances of its disclosure, except for such knowledge or information which: (i) is or later becomes publicly known under circumstances involving no breach of this Agreement by the receiving party; (ii) was already known to the receiving party at the time it received the information or knowledge;
          (iii) is made available to the receiving party by a third party without secrecy obligation and without breach of its obligations to the disclosing party; or (iv) the receiving party is required by law to divulge.

                             Article 15 - TRADEMARKS

15.1 During the term of this Agreement, the Distributor shall have the limited, non-exclusive , royalty-free right to use the Trademarks in connection with the promotion and sale of Products in the Territory, provided however that the Distributor obtain the Corporation's prior written consent to use the Trademarks in catalogues, promotional materials, and advertising materials, a mock up or example of which is first submitted to the Corporation and provided further that failure of the Corporation to reply to any request for its consent within a period of 7 days after receipt of the request and the mock-up or sample shall be deemed as an approval for the relevant use included in such request.

15.2      Use of the Trademarks shall conform to the following requirements:

          (a) The Distributor shall not use the Trademarks in any manner other than as set forth in Section 15.1 above without the prior written approval of the Corporation.

          (b) The Distributor shall not put or retain the Trademarks in the Distributor's own name or any business name;

          (c) The Distributor shall not use the Trademarks in any manner which suggests an affiliation with the Corporation other than that of distributor of the Products;

          (d) The Distributor shall not add to, or use with, the Trademarks, any other trade name, trademark, symbol or device without the prior written approval of the Corporation, except for Distributor's own trademarks and subject to (c) above.

          (e) The Distributor shall employ any symbol or notice with the Trademarks which the Corporation advises is necessary, from time to time, to identify and protect the interest of the Corporation in the Trademarks.

          (f) The Distributor shall apply no other trade name or trade name, nor any labels, signs or markings of any kind to the Products without the prior written consent of the Corporation. The above shall not be interpreted as preventing the Distributor from applying its own trade name and markings to the packages or any other materials distributed by it together with the Products in a manner that is not misleading.

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15.3      The Distributor hereby acknowledges that the Corporation (or Licensors of the Corporation) are the sole owners of the Trademarks and the goodwill pertaining thereto and that nothing contained herein shall constitute an assignment of the Trademarks or grant to Distributor any right, title or interest therein, except the right to use it as set forth in this Article 15. The Distributor agrees that it will not contest the Corporation's (or the Corporation's Licensors') ownership of the Trademarks, either during or after the term of this Agreement.

15.4 The Distributor shall notify the Corporation in writing of any infringement of the Trademarks in the Territory, of any applications or registrations for the Trademarks or marks similar to the Trademarks within the Territory, of any suit or proceeding or action of unfair competition involving the Trademarks in the Territory, promptly after it has notice thereof.

15.5 The Distributor agrees that, upon the termination of this Agreement, it shall have no interest in or right to use the Trademarks in any manner or for any purpose whatsoever, except for the limited right to sell its then remaining inventory of Products bearing the Trademarks.

15.6      If the  Distributor  acquires  any  rights to the  Trademarks  for any
          reason,   it  undertakes  to  promptly   return  such  rights  to  the
          Corporation immediately and without expense to the Corporation.

15.7 The Corporation represents and warrants to the Distributor that (i) it is the registered owner of the Trademarks and/or is the sole authorized licensee of such Trademarks in the Territory, pursuant to valid license agreements and (ii) it has the right, power and authority to enter into this Agreement and to grant to the Distributor the rights granted hereby; and (iii) that the promotion, marketing, distribution and sale of the Products by the Distributor herein shall not infringe or violate the intellectual property or other rights of any third party.

                          Article 16 - INDEMNIFICATION

16.1      Distributor   shall   indemnify,   defend,   and  hold   harmless  the
          Corporation, its employees, officers, directors, agents, and representatives (each of the foregoing hereinafter referred to as "Indemnified Party") of, from, and against any and all claims, penalties, demands, causes of actions, damages, losses, liabilities, costs, and expenses including reasonable attorneys' fees, of any kind or nature whatsoever, arising out of or in any manner directly or indirectly related to Distributor's breach of any of its obligations under this Agreement, except to the extent attributable to the


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          negligence or willful  misconduct of the  Corporation,  its employees, officers, directors, agents, and representatives.

16.2 The Corporation shall indemnify, defend, and hold harmless Distributor, its employees, officers, directors, agents, and representatives (each of the foregoing hereinafter referred to as "Indemnified Party") of, from, and against any and all claims, penalties, demands, causes of actions, damages, losses, liabilities, costs, and expenses including reasonable attorneys' fees, of any kind or nature whatsoever, arising out of or in any manner directly or indirectly related to the Corporation's breach of any of its obligations or warranties under this Agreement except to the extent attributable to the negligence or willful misconduct of Distributor, its employees, officers, directors, agents, and representatives.

16.3 Notwithstanding anything contained herein, the Corporation or Distributor, as the case may be (hereinafter referred to as "Indemnifying Party") shall not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach or default which is asserted has been given to Indemnifying Party within the applicable statute of limitations and, in addition, if such matter arises out of a suit, action, investigation, claim or proceeding, such notice is given reasonably promptly after the Indemnified Party shall have been given notice of the commencement of a suit, action, investigation, claim or proceeding.

16.4 Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, Indemnifying Party shall be entitled promptly to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at its own cost and expense. Indemnifying Party shall have the right to settle or compromise any such suit, action, investigation, claim or proceeding, without the consent of the Indemnified Party; provided that such settlement or compromise does not require Indemnified Party to pay any money and requires the claimant to unconditionally release Indemnified Party from all liability with respect to such claim or litigation.
          Indemnified Party shall have the right, but not the obligation, to participate at its own expense in a defense thereof by counsel of its own choosing, but Indemnifying Party shall be entitled to control the defense unless Indemnified Party has relieved Indemnifying Party from liability with respect to the particular matter. In the event Indemnifying Party undertakes the defense of such matters, Indemnified Party shall not be entitled to recover from Indemnifying Party any legal or other expenses incurred by Indemnified Party in connection with the defense thereof.

16.5 For the sake of clarity, it is further agreed that any termination of this Agreement by Corporation, other than pursuant to the provisions of Sections 11 above, shall be deemed a material breach of this Agreement by Corporation, and shall entitle Distributor, without derogating from any other or additional remedy available to

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          Distributor  pursuant to this Agreement  and/or any applicable law, to receive from Corporation full compensation for any and all damages, expenses and losses incurred by Distributor, directly or indirectly, including loss of profits, as a result of such termination

                             Article 17 - INSURANCE

17.1 Corporation and Distributor shall each obtain and keep in force, at its sole expense, product liability insurance providing adequate insurance against any claims and suits involving product liability arising out of, or with respect to, the transactions contemplated by this Agreement, in an amount not less than One million dollars ($1,000,000.00) combined single limit on bodily injuries and/or property damage. Within thirty (30) days after the date of this Agreement, each party shall submit to the other a certificate of insurance naming each other as an additional insured and providing that any cancellation or material change or alteration which reduces coverage or any benefits accruing to the other party shall become effective only upon thirty (30) days prior notice to the other party. The requirements of this Article are acknowledged by each party to be a material term of this Agreement.

                           Article 18 - FORCE MAJEURE

18.1 Neither party hereto shall be liable to the other for delay in any performance or for the failure to render any performance under this Agreement when such delay or failure is a direct result of any present or future statute, law, ordinance, regulation, order, , act of God, earthquake, epidemic, explosion, lockout, boycott, general strike, general labor unrest, riot, war, or similar catastrophic occurrence. Any such event may be relied upon by either party only if: (i) it directly prevents such party from fulfilling its material obligations under this Agreement; and (ii) it arises without the fault or negligence of such party; and (iii) such party could not have reasonably foreseen such event at the time of signature of this Agreement; and (iv) such party made all reasonable efforts to avoid or overcome the effect of the event on it fulfillment of said obligations under this Agreement.

18.2 In the event of any such delay or failure, the affected party shall send written notice by telefax or telex of the delay or failure and the reason thereof to the other party within fourteen (14) calendar days from the time the affected party knew or should have known of the Force Majeure in question.

18.3 The provisions of this Article shall not be applicable to any obligation involving the payment of money.

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                         Article 19 - GENERAL PROVISIONS

19.1 GOVERNING LAW. This Agreement and all sales and commission transactions pursuant hereto shall be governed by the laws of the State of California, United States of America, but without reference to the choice of law provisions thereof.

19.2 NOTICES. Any notice, request, demand, waiver, consent, approval or other communication required to be given pursuant to this Agreement (each, a "Notice") shall be in writing to the Party's respective addresses as set forth in the Preamble of this Agreement, or to any other address, if to Corporation to the Attention of Mr. Ray Torres and if to Distributor to the Attention of Mr. Roei Shimon, as either Party may designate by giving a written notice to the other, and be deemed effectively delivered:

          (a)  If delivered personally, upon the date of delivery;

          (b) If registered mailed, within 7 working days from the dispatch thereof;

          (c) If delivered by Federal Express or other similar services 3 working days from the dispatch thereof;

          (d) If delivered by facsimile, within 24 working hours from the dispatch thereof.

          (e) All Notices are to be given or made to the parties at the addresses appearing on the first page hereof, or to such other address as any party may designate by a Notice given in accordance with the provisions of this Section 19.2.

          (f) A courtesy copy of such notices shall be sent to counsel, as follows:

               If to Corporation's Counsel: Jeffrey S. Miles, Esq., PO Box 1001, Ojai, CA 93024

19.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with Exhibits hereto, contains the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement. This Agreement may not be modified except in writing, signed by both of the parties hereto.

19.4 TIME OF ESSENCE. Time is of the essence for the performance of each and every covenant and the satisfaction of each and every condition of this Agreement.

Ciralight Global, Inc.
International Distribution Agreement


19.5 WAIVER. The failure by the Corporation to require the performance of any term of this Agreement or the waiver by the Corporation of any breach under this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Distributor hereto.

19.6 ASSIGNMENT. Neither party shall assign its rights nor delegate the performance of its duties or other obligations under this Agreement, including any claims arising out of or connected with this Agreement, without the prior written consent of the other party.

19.7 ARBITRATION. Except with respect to equitable remedies provided herein, including, without limitation, injunction relief, all claims, demands, disputes, controversies, differences or misunderstandings arising out of or relating to this Agreement, or the failure or refusal to perform the whole or any part thereof, shall be referred to and finally resolved by arbitration to be administered by the International Centre for Dispute Resolution, a division of the American Arbitration Association ("AAA"), in accordance with its International Arbitration Rules then obtaining (the "IA Rules"). The arbitration shall be conducted before one arbitrator to be selected by agreement of the parties or, if no agreement can be reached, in accordance with the IA Rules. The arbitration shall be conducted using the English language for all purposes. Either party hereto may initiate the arbitration by serving a written demand for arbitration on the other party, which demand shall contain a description of the nature of the dispute. All hearings of the arbitration shall take place in Orange County, California, United States of America.

          The initial fees and costs of the arbitration shall be borne equally and paid timely by each party hereto. Failure by a party to pay said fees and costs to the AAA timely shall constitute a material default under this Agreement. The award shall be final and binding upon the parties, and the parties agree to be bound by the terms of the award and to act accordingly. The judgment upon any award may be entered in and enforceable by any court having jurisdiction over the party against whom the award has been rendered or wherever the assets of the party are located. Any award for costs shall include attorney fees and costs to the prevailing party, and attorney's fees and costs shall also be recoverable in any action to enforce the award.

          The parties hereto, and each of them, hereby submit themselves to the jurisdiction of the state courts of the State of California and the United States Federal District Court in California in any proceeding for the enforcement of the award rendered by the arbitrator, and agree that judgment upon such award may be entered in any court, in or out of the State of California, having jurisdiction thereof. The arbitrator shall rule in accordance with the laws of California, without giving affect to the rules of conflict of laws thereof. The parties to the proceeding shall have reasonable rights of discovery in accordance with the Civil Rules of Federal Procedure used in the United States District Court.

Ciralight Global, Inc.
International Distribution Agreement


          Nothing contained herein shall prevent either party from applying to any court of law in order to obtain injunctions or any equivalent remedy, against any other party, in order to restrain the breach of any restrictive covenants pursuant to this Agreement.

19.8 LETTER OF APPOINTMENT. A Letter of Appointment, in the form attached hereto as Exhibit "D" shall be furnished by Corporation to Distributor concurrently with the signature of this Agreement. Distributor shall be entitled, at its sole discretion, to show such letter to any person in order to evidence Distributor's appointment hereunder. Upon the termination of this Agreement, the Letter of Appointment shall automatically terminate forthwith and shall not be utilized any further by Distributor.

19.9 The terms and conditions herein contained, constitute the entire and only contract between the Parties hereto with respect to the subject matter hereof and shall supersede all previous communications, representations and/or agreements, either written or oral, between the Parties in respect of such subject matter. No modification of terms and conditions of this Agreement shall be binding unless agreed upon in writing and signed by both Parties.

19.10     Each Party hereby warrants, confirms and undertakes that:

          (a)  It has the  corporate  power  and  authority  to enter  into this
               Agreement  and  to  consummate  the   transactions   contemplated
               therein;

          (b) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and this Agreement constitutes a valid, legal and binding agreement of such party, enforceable against it in accordance with its terms;

          (c) Neither the execution and delivery of this Agreement by it nor the consummation of the transactions contemplated hereby will (i) violate, or result in a default under any note, agreement, contract, understanding, arrangement, restriction or other instrument or obligation to which it is a party or by which it may be bound; or (ii) violate any order, award, injunction, judgment or decree to which it is subject.

19.11 SEVERABILITY. In case any one or more provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other applications thereof shall not in any way be affected or impaired thereby.

19.12 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors, administrators and any other entity surviving the merger or acquisition of any of the parties hereto or their assets.

Ciralight Global, Inc.
International Distribution Agreement


IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                                    CIRALIGHT GLOBAL, INC.


                                    Per:  /s/ Randall Letcavage
                                          --------------------------------------
                                    Name: Randall Letcavage
                                    Title:   CEO


                                    ZEEV SHIMON & SONS, LTD.


                                    Per:  /s/ Roei Shimon
                                          --------------------------------------
                                    Name: Roei Shimon
                                    Title: CEO

                                   EXHIBIT "A"

                             PRODUCTS AND TRADEMARKS

PRODUCTS:

SuntrackerOne & related components

SuntrackerTwo & related components

TRADEMARKS AND SLOGANS

Ciralight

Ciralight Global

Leading the Daylighting Revolution

Daylight on, lights off

SuntrackerOne

SuntrackerTwo

Smart Skylights

Intelligent Skylights

                                   EXHIBIT "B"
                                   PRICE LIST

                             CIRALIGHT GLOBAL, INC.
                             DISTRIBUTOR PRICE LIST

                                                                             Distributor       Retail
Part #                       Description                                        Price           Price
------                       -----------                                        -----           -----
BASE SUNTRACKER UNITS

2200    SUNTRACKERTWO Base Unit 4'x4' (Single Mirror) - includes the Dome
        Assembly, Mid Tray Assembly, Single Mirror Assembly and the GPS
        Suntracking Controller                                                 $ 675.00       $  950.00  *

2100    SUNTRACKERONE Base Unit 4'x4' (Triple Mirror) - includes the Dome
        Assembly, Mid Tray Assembly, Triple Mirror Assembly and the GPS
        Suntracking Controller                                                 $ 775.00       $1,050.00

ADDITIONAL REQUIRED COMPONENTS WITH OPTIONS OFFERED

4500 BOTTOM LENS - CUSTOMER TO CHOSE STYLE OF CEILING LENS
  4510-ST   Lens, Pyramid - Prismatic Acrylic 4'x4'                            $  57.00       $   75.00  *
  4520      Lens, Pyramid - Prismatic Polycarbonate 4'x4'                      $  83.00       $  105.00
  4530      Lens, Drop Diffuser Low Ceiling Design  4'x4'                      $ 118.00       $  145.00
  4540      Lens, Flat Acrylic 4'x4'                                           $  25.00       $   35.00
  4550      Lens, Flat Polycarbonate 4'x4'                                     $  44.00       $   55.00

4700 LIGHTWELLS - CLIENT TO CHOSE DESIRED LIGHTWELL
  4710-ST   24' Regal, White Lightwell 4'x4'                                   $ 107.00       $  135.00  *
  4715      36' Regal, White Lightwell 4'x4'                                   $ 129.00       $  154.00
  4720      48" Regal White Lightwell 4'x4'                                    $ 141.00       $  169.00
  4725      60" Regal White Lightwell 4'x4'                                    $ 153.00       $  183.00
  4730      72" Regal White Lightwell 4'x4'                                    $ 182.00       $  218.00
  4740      24" Polished Aluminum Lightwell 4'x4'                              $ 143.00       $  171.00
  4745      36" Polished Aluminum Lightwell 4'x4'                              $ 181.00       $  217.00
  4750      48" Polished Aluminum Lightwell 4'x4'                              $ 235.00       $  281.00
  4755      60" Polished Aluminum Lightwell 4'x4'                              $ 289.00       $  346.00
  4760      72" Polished Aluminum Lightwell 4'x4'                              $ 346.00       $  414.00

REPLACEMENT PARTS AND ACCESSORIES:

4100-A      DOME ASSEMBLY - COMPLETE                                           $ 256.00       $  370.00
4200-A      MID TRAY ASSEMBLY - COMPLETE                                       $  99.00       $  142.00
4300        SINGLE MIRROR ASSEMBLY - ALL PARTS                                 $  68.00       $  105.00
  4310      Single Mirror (Standard)                                           $  55.00       $   79.00
  4320      Single Mirror Bracket                                              $  10.00       $   15.00
  4325      Single Mirror Post 3"                                              $   3.50       $    7.00
  4330-A    Single Mirror Bolt Package                                         $   3.00       $    5.00

4350        TRIPLE MIRROR ASSEMBLY - ALL PARTS                                 $ 173.00       $  255.00
  4360      Triple Mirror                                                      $ 153.00       $  221.00
  4370      Triple Mirror Bracket                                              $  12.00       $   19.00
  4375      Triple Mirror Post                                                 $   5.00       $   10.00
  4390-A    Triple Mirror Bolt Package                                         $   3.00       $    5.00

4400-A      GPS CONTROLLER ASSEMBLY - COMPLETE                                 $ 295.00       $  426.00

4800        CURBS
  4810      Standard R6.5 Curbs 4'x4'                                          $ 285.00       $  375.00

4900        MISCELLANEOUS
  4910      Burglar Bars 4'x4'                                                 $ 220.00       $  285.00
  4920      Louvres/Shade System                                               $ 400.00       $  455.00

Prices are subject to change

                                   EXHIBIT "C"
                                PRODUCT WARRANTY

                         [CIRALIGHT GLOBAL, INC. LOGO]


                   CIRALIGHT SMART SKYLIGHT DAYLIGHTING SYSTEM

                         MANUFACTURER'S LIMITED WARRANTY

Ciralight Global, Inc. ("CGI"), is pleased to offer a limited warranty on the SunTrackerOne and SunTrackerTwo Ciralight Smart Skylights as more specifically outlined below ("PRODUCTS"). Ciralight Global, Inc. warrants its products and parts against defects in, materials, workmanship including failure to operate within its indicated specifications i.e. failure of its mirrors to face the sun at +/- 10 degrees at any time during daylight. In addition, CGI warrants the skylight against leaking as part of the Dome warranty provided that the lightwells and curbs, if not acquired from CGI, meet with CGI's approval, and further provided that the products are installed in accordance with CGI's written specifications. The parts under warranty and details thereof are as follows:

     Part Description           Types of Warranty            Duration
     ----------------           -----------------            --------

     Acrylic Dome & Frame       Manufacturer's Defect        10 years
     Mirror Assembly            Manufacturer's Defect        10 years
     GPS Controller             Manufacturer's Defect        10 years
     Flat Lens                  Manufacturer's Defect        10 years
     Bottom Lens                Manufacturer's Defect        10 years

Ciralight Global, Inc. will repair or replace (at its option) any product and/or any of its parts, or, at CGI' selection, give credit for the original purchase price. Any such repair or replacement shall be made by CGI, within 60 (sixty) days of the receipt from the Distributor or the end user of notification and description of the defect and prompt verification thereof by CGI or for valid claims made under Warranty, CGI shall bear all normal transportation and/or shipment costs from and to the Distributor or the customer, as the case may be, including but not limited to costs of installation of the replaced product, or its parts, at the facilities of the Distributor or the end user whichever applies.

Each of the warranty periods set forth above commences on the date the Product has been shipped by CGI.

In the event the seal to the GPS Controller Unit case is broken, the warranty on the GPS Controller Unit is void.

This warranty does not apply to repairs, roof leakage, or replacements necessitated by any cause beyond the control of CGI, including, but not limited to, any malfunction, defect or failure caused by or resulting from unauthorized service or parts, improper maintenance, operation contrary to furnished instructions, shipping or transit accidents, modification or repair by the user, abuse, misuse, neglect, accident, fire, flood, or other Acts of God or beyond the control of CGI.

In no event shall CGI be liable for any consequential damages arising from ownership, installation or use of this product, or any delay in the performance of its obligations under this warranty due to circumstances beyond its control.

All requests for services should be directed to Customer  Service through e-mail
customerservice@ciralightglobal.com,   fax  to  (949)  742-2747  or  by  calling
949-260-8073.

                                  EXHIBIT "D"
                              LETTER OF APPOINTMENT

                             Ciralight Global, Inc.

                              Letter of Appointment

January 15, 2010

Roei Shimon
Zeev Shimon & Sons (1995) Ltd.
10 Hamefalsim St.
Kiryat-arie, Petah-tikva 49001 Israel

Dear Roei:

It is our pleasure to welcome you to Ciralight Global, Inc. as an authorized Distributor. We are confident in your ability to market, sell and represent our product line within your territory successfully.

This Letter of Appointment authorizes you to be the Exclusive Distributor for Ciralight Global, Inc. for the territory of the Israel, under the terms and conditions of our dealership agreement dated January 15, 2010.

We look forward to working with you and look forward to your success.

Sincerely,


/s/ Jeff Brain
----------------------------------
Jeff Brain
Chief Financial Officer
Ciralight Global, Inc.




2603 Main Street, Suite 1150 * Irvine, CA 92614 *949-260-8073 * Fax 949-743-2747
                             www.ciralightglobal,com

                                  EXHIBIT "E"

                                   EXCLUSIONS

Firestone Building Products

Ikea

Fresh & Easy